PROSPECTUS SUPPLEMENT
dated March 27, 2002
(To Prospectus dated May 1, 2001)


                                   $6,390,000

                            COMVERSE TECHNOLOGY, INC.

                  1.50% Convertible Senior Debentures due 2005
                        initially convertible into 54,930
                                    Shares of
                     Common Stock, par value $.10 per share
                                 --------------

         The $6,390,000 aggregate principal amount of 1.50% Convertible Senior Debentures due 2005 of Comverse Technology, Inc. and the 54,930 shares of our common stock issuable upon conversion of our debentures, may from time to time be offered or sold by the selling holders named in this prospectus supplement. See "Selling Holders." This prospectus supplement should be read in conjunction with the Company's prospectus dated May 1, 2001, and the information incorporated by reference therein. We will not receive any of the proceeds from sales of debentures or common stock by the selling holder.

         Our common stock is traded on the Nasdaq National Market under the symbol "CMVT."

                                 --------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is accurate or complete. It is illegal for any person to tell you otherwise.

                                 --------------


March 27, 2002


You should only rely on the information incorporated by reference or provided in the prospectus or in this or any supplement. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume


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

that the information in the prospectus or in this or any supplement is accurate as of any date other than the date on the front of such document.

         Whenever we refer to the "Company" or to "us," or use the terms "we" or "our" in this prospectus, we are referring to Comverse Technology, Inc., a New York corporation, and our directly or indirectly owned subsidiaries.

                                 --------------

                                 SELLING HOLDERS

                  The debentures were originally issued by Comverse and sold by Lehman Brothers Inc. in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to persons reasonably believed by Lehman Brothers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to the prospectus and this prospectus supplement any or all of the debentures and the shares of common stock issuable upon conversion of the debentures.

                  Set forth below is certain information with respect to the selling holders and the principal amount of debentures and the number of shares of common stock beneficially owned by each selling holder. Such information has been provided by the selling holders. Except as otherwise disclosed herein, none of the selling holders has, or within the past three years has had, any position, office or other material relationship with the company or any of its predecessors or affiliates. Because the selling holders may offer all or some portion of the debentures or the common stock issuable upon conversion thereof pursuant to this prospectus supplement and the accompanying prospectus, no estimate can be given as to the amount of the debentures or the common stock issuable upon conversion thereof that will be held by the selling holders upon termination of any such sales. In addition, the selling holders may have sold or otherwise transferred, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the securities reflected in the following table as being owned by them since the date on which they provided the information regarding such ownership. Finally, additional selling holders may from time to time be identified and, to the extent required under the Securities Act, information with respect to such additional selling holders will be provided in a further supplement to the prospectus.


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

                                                 Principal Amount of                            Number of Shares
                                                      Debentures           Percentage of        of Common Stock
                                                  Beneficially Owned         Debentures           Beneficially
Selling Holders                                   and Offered Hereby        Outstanding           Owned(1)(2)
---------------                                   ------------------        -----------           -----------
Teachers Insurance and Annuity Association....            6,000,000             1.00%                   51,579 (3)

Credit Suisse First Boston Corp...............               90,000               *                        773

Victory Capital Management as Trustee for                                         *
Parker Key / Convertible......................              300,000                                      2,578

-------------------
         *        Less than 1%.

         (1) Includes shares of common stock beneficially owned by the selling holder and assumes the conversion of the full amount of debentures held by such holder at the initial conversion rate of 8.5966 shares per $1,000 principal amount of debentures; such conversion rate is subject to adjustment as described in the prospectus under "Description of Debentures--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the debentures.

         (2) The number of shares of common stock held by each holder named herein is less than 1% of Comverse's outstanding common stock as of February 28, 2002.

         (3) Does not include $6,000,000 aggregate principal amount of debentures and 51,579 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus dated May 1, 2001, under the caption "Selling Holders" as being beneficially owned by the named Selling Holder.










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